Exhibit 23.3

Consent of Independent Auditors

We consent to the use of our report dated July 15, 2024, with respect to the consolidated financial statements of Svenska Petroleum Exploration AB and its subsidiaries, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG AB

Stockholm, Sweden

January 10, 2025